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                       SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON DC 20549
                                    FORM N-8A
       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:
      Separate Account IMO of Allmerica Financial Life Insurance and Annuity Company

Address of Principal Business Office:
      440 Lincoln Street, Worcester, Massachusetts 01653

Telephone Number:
      (508) 855-1000

Name and Address of Agent for Service of Process:
      Mary M. Eldridge
      Secretary
      Allmerica Financial Life Insurance and Annuity Company
      440 Lincoln Street
      Worcester MA 01653

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         Yes     X             No
              -------              -------

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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, Registrant has caused this notification of registration to be duly signed on behalf of Registrant in the City of Worcester and the Commonwealth of Massachusetts on the 30th day of July, 1999.

                   Separate Account IMO of
                   Allmerica Financial Life Insurance and Annuity Company
                   -------------------------------------------------------

                   (Registrant)



                         ------------------------------------
                   By:   Sheila B. St. Hilaire
                         Assistant Vice President and Counsel



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Attest:    Thomas A. Pierce
           Assistant Vice President and Counsel